Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
The Toro Company:

We consent to incorporation by reference in the registration statements (Nos. 333-47260, 333-57198, 333-89260, 333-89262, 333-135033, 333-119504, 333-119506, 333-151086, 333-159767, 333-39052, 033-59563, 333-11860, 333-100004, 333-87461, 333-165582, and 333-204336) on Form S-8 of The Toro Company of our report dated December 23, 2015, with respect to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, cash flows, and stockholders’ equity and related financial statement schedule for each of the years in the three-year period ended October 31, 2015, and the effectiveness of internal control over financial reporting as of October 31, 2015, which report is included in the annual report on Form 10-K of The Toro Company.

Our report dated December 23, 2015, on the effectiveness of internal control over financial reporting as of October 31, 2015, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of October 31, 2015, BOSS’s internal control over financial reporting associated with approximately 19 percent of total assets and 5 percent of net sales in the consolidated financial statements of The Toro company and subsidiaries as of and for the fiscal year ended October 31, 2015. Our audit of internal control over financial reporting of The Toro Company and subsidiaries also excluded an evaluation of the internal control over financial reporting of the BOSS business.

/s/  KPMG LLP

Minneapolis, Minnesota
December 23, 2015